Exhibit 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces 2006 First Quarter Results
     Houston, Texas (May 8, 2006) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported net income of $16.1 million, or $1.35 per diluted share, on revenues of $134.9 million for the three months ended March 31, 2006. This compares to net income of $15.0 million, or $1.28 per diluted share, on revenues of $119.1 million for the first quarter of 2005.
     Pioneer’s average ECU netback during the first quarter of 2006 was $616, which was $3 lower than the preceding quarter, and $68 higher than the first quarter of 2005. The increase in revenues for the three months ended March 31, 2006 compared to the first quarter of 2005 resulted from a higher ECU netback, as well as higher prices for bleach and other Pioneer products. Pioneer’s ECU production was 165,359 ECUs in the first quarter of 2006, as compared to 163,729 ECUs and 161,635 ECUs in the preceding quarter and the first quarter of 2005, respectively.
     Cost of sales for the three-months ended March 31, 2006 increased by $12.0 million, to $99.6 million, as compared to the first quarter of 2005. In the most recent quarter, Pioneer’s cost of sales included an increase in variable product costs of $11.0 million and an increase in fixed costs of $1.0 million, as compared to the first quarter of 2005. The variable product cost increase of $11.0 million included higher production costs of $9.4 million related primarily to higher energy prices, and $1.2 million as a result of higher production volumes. Pioneer also incurred higher freight costs of $3.3 million compared to the prior year period. These variable cost increases were partially offset by a decrease of $1.8 million in the costs of purchases for resale due to certain sales contracts expiring related to Pioneer’s former chlor-alkali facility in Tacoma and lower costs of $1.1 million for non-ECU products resulting from the closure of its Cornwall plant in mid 2005. Pioneer’s fixed costs increased by $1.0 million due to higher personnel costs of $0.4 million, higher depreciation expense of $0.4 million and higher plant utilities costs of $1.3 million. That increase was offset in part by lower maintenance costs of $1.5 million, mainly caused by fewer turnaround projects in the first quarter of 2006 compared to the 2005 period.
     Selling, general and administrative expenses decreased by $0.4 million, or approximately 5%, to $8.1 million for the first quarter of 2006, compared to the same period of 2005. This decrease included $1.1 million of lower bad debt expense due to improvements in accounts receivables from certain customers in higher risk industries and a decrease of $1.5 million in the employee bonus accrual from the prior period. Partially offsetting these decreases was $1.2 million of higher professional fees in the first quarter of 2006, of which $0.9 million was related to our ongoing Sarbanes-Oxley compliance efforts. Additionally, there were $1.2 million of higher employee related costs in the current period.
     During the first quarter of 2006, Pioneer redeemed $50.0 million of its senior secured notes, plus paid a prepayment premium of $2.5 million, which reduced the balance of its outstanding senior notes to $100 million. Further, there were no borrowings under Pioneer’s revolving credit facility in the first quarter of 2006. Interest expense for the three months ended March 31, 2006 was $2.5 million, compared to $4.3 million during the year-earlier period.
     Pioneer has substantial Canadian operations and accordingly must measure Canadian dollar-denominated account balances in U.S. dollars impacts for financial reporting purposes. Accordingly, in the first quarter of 2006, Pioneer reported as other income, $0.2 million of currency exchange gain, compared to a $0.2 million currency exchange gain in the first quarter of 2005.
     Income tax expense for the first quarter of 2006 was $6.7 million, primarily from taxes on income from Pioneer’s Canadian operations. The Company had available net operating loss carryforward to offset its taxable U.S. income. In comparison, Pioneer reported an income tax expense of $3.4 million for the first quarter of 2005.
     At March 31, 2006, Pioneer had liquidity of $52.5 million, which included $26.1 million of cash and $26.4 million available for borrowing under Pioneer’s revolving credit facility, which was net of $3.6 million of outstanding letters of credit.

     Michael Y. McGovern, Pioneer’s Chairman, President and Chief Executive Officer, stated, “The first quarter of 2006 was another outstanding quarter for Pioneer. With continuing strong demand for chlorine and caustic soda, our average ECU netback of $616 for the first quarter of 2006 showed only a slight decline from the ECU average netback of $619 during the fourth quarter of 2005.”
     Mr. McGovern continued, “Two other recent events are worth noting. As previously discussed, our total debt has been reduced to $103 million as of March 31, 2006. This provides the Company with much greater financial flexibility. The second event was the new six-year union contract recently ratified by our production and maintenance employees at our Becancour, Quebec facility. This demonstrates the positive labor-management relationship at Becancour which benefits all involved parties, and most especially our customers who rely on Pioneer to be a reliable supplier of our products.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Stock Market under the symbol PONR.
     Pioneer has filed its quarterly report on Form 10-Q for the quarter ended March 31, 2006, and has posted it to its Internet web site. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.
     Pioneer will conduct a teleconference on May 10, 2006, at 9:00 a.m. Central time in order to discuss its financial results for the first quarter of 2006. Individuals who are interested in listening to the teleconference may call (800) 314-3563 at that time and request to listen to the Pioneer earnings teleconference. A replay of this teleconference will be available from 11:00 a.m. (Central time) on May 10, 2006, until 11:00 a.m. on May 16, 2006, by dialing (800) 633-8284, reservation #21291710.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the cyclical nature of the markets for Pioneer’s products and raw materials, the fluctuations in demand and prices for Pioneer’s products and raw materials, increases in energy prices, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenues	$134,872	$119,090
Cost of sales	(99,638)	(87,608)

Gross profit	35,234	31,482
Selling, general and administrative expenses	(8,079)	(8,463)
Other items	312	(505)

Operating income	27,467	22,514
Interest expense, net	(2,466)	(4,256)
Other income (expense), net	(2,290)	173

Income before income taxes	22,711	18,431
Income tax expense	(6,661)	(3,411)

Net income	$16,050	$15,020

Net Income per share:
Basic	$1.36	$1.34
Diluted	$1.35	$1.28
Weighted average number of shares outstanding:
Basic	11,761	11,176
Diluted	11,864	11,779

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,	December 31,
	2006	2005
Assets
Current assets	$108,286	$151,603
Property, plant and equipment, net	155,330	158,960
Other assets, net	4,177	4,310
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$351,857	$398,937

Liabilities and stockholders’ equity
Current liabilities	$47,404	$59,932
Long-term debt, less current portion	101,979	152,739
Employee benefit and other long-term liabilities	80,791	81,276
Total stockholders’ equity	121,683	104,990

Total liabilities and stockholders’ equity	$351,857	$398,937

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2006	2005
Operating activities:
Net income	$16,050	$15,020
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	6,030	5,685
Provision for (recovery of) losses on accounts receivable	(674)	603
Deferred tax expense	742	3,311
Gain on disposal of assets	(312)	(74)
Currency exchange gain	(153)	(173)
Loss on early debt extinguishment	2,500	–
Stock-based compensation expense	378	–
Accretion expense	76	–
Net effect of changes in operating assets and liabilities	(4,953)	1,183

Net cash flows from operating activities	19,684	25,555

Investing activities:
Capital expenditures	(3,087)	(3,932)
Proceeds from disposal of assets	132	74

Net cash flows used in investing activities	(2,955)	(3,858)

Financing activities:
Payment of premium on early debt extinguishment	(2,500)	–
Repayments of long-term debt	(51,135)	(22,316)
Proceeds from issuance of stock, net	218	8

Net cash flows used in financing activities	(53,417)	(22,308)

Effect of exchange rate changes on cash	(17)	(14)

Net change in cash and cash equivalents	(36,705)	(625)
Cash and cash equivalents at beginning of period	62,790	16,191

Cash and cash equivalents at end of period	$26,085	$15,566